EXHIBIT 10.11
SEVERANCE BENEFITS AGREEMENT

THIS SEVERANCE BENEFITS AGREEMENT (“Agreement”) is entered into as of the __th day of January, 2011 by and between SunBridge Healthcare, LLC (“Employer”), a wholly owned subsidiary of Sun Healthcare Group, Inc. (“Sun”), and Logan Sexton (“Employee”) with reference to the following facts:

A.           Employee provides services to Employer as its President; and

B.           In recognition of Employee’s ongoing services to Employer and the value that his services bring, Employer desires to provide Employee severance benefits on the terms and conditions set forth below.

NOW THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, Employer and Employee agree as follows:

I.           SEVERANCE BENEFITS.

In the event of a “Qualifying Termination” as defined in Section II, Employee shall be entitled to the severance benefits described below upon execution of Employer’s then standard separation agreement and release (the “Separation Agreement”) and delivery of such executed Separation Agreement to Employer within 21 days following the date of his Qualifying Termination.

A.           Lump Sum Severance Payment. Employee shall be entitled to a lump sum severance payment in an amount equal to twelve (12) months of pay at his base salary then in effect, with such amount to be paid to Employee in the month immediately following the month in which Employee’s Qualifying Termination occurs.  In addition, Employee shall be entitled to a lump sum cash payment equal to a pro rata portion of the bonus he would have earned for the fiscal year in which the Qualifying Termination occurs, based on the number of days of employment during the fiscal year of termination (including holidays, vacation and sick days and weekends during the period of employment) divided by 365 or 366, as applicable, which shall be paid at the time that annual bonuses are paid to senior management personnel for that fiscal year, but in any event within 75 days after the conclusion of the fiscal year to which such bonus relates. Any payment pursuant to this Section I(A) shall be reduced by applicable federal and state tax withholding and any other deductions authorized by Employee.

B.           Stock Option Plans and 401(k) Plan.  Employee shall be entitled to (i) the stock options and restricted stock awards, if any, granted to Employee pursuant to Sun’s 2004 Equity Incentive Plan, 2009 Performance Incentive Plan and any other similar stock award plan adopted by Sun (the “Stock Plan”), as set forth in the Stock Plan and (ii) benefits pursuant to the Sun Healthcare Group, Inc. 401(k) Plan (the “401(k) Plan”), if Employee is a participant therein, it being acknowledged that Employee’s rights in and to any such stock options, restricted stock awards and 401(k) Plan benefits shall be governed solely by the terms of the Stock Plan, the 401(k) Plan and agreements entered into by Employee in connection therewith.

C.           Other Plans.  Except as expressly provided to the contrary in this Section I and Section V(C), upon any termination of employment, including without limitation a Qualifying Termination, Employee’s right to participate in any retirement or benefit plans and perquisites shall cease as of the date of termination, except Employer shall pay, if Employee elects to continue coverage under COBRA under Employer’s health plans as provided in Section V(C), premiums pursuant to COBRA for such coverage for Employee and his eligible dependents (as determined under Employer’s health plans), until the earliest of (i) the twelfth-month anniversary of the last day of the month in which the Qualifying Termination occurs, (ii) the date of Employee becomes eligible to participate in a plan of another employer and (iii), as to any of his eligible dependents, the date on which the eligible dependent becomes eligible to participate in a plan of another employer.

In addition to the severance benefits described above, Employer shall pay Employee the full amount of any earned but unpaid salary through the date of the Qualifying Termination, plus payment for all unused vacation (calculated on the basis of Employee’s salary at the rate then in effect) that Employee has earned as of the date of such termination, less applicable federal and state tax withholding and any other deductions authorized by Employee, with such amount to be paid to Employee upon or promptly following (but in all events within 30 days after) the date of the Qualifying Termination. Payment for any unreimbursed expenses will be made in accordance with the Employer’s normal practice.  Employee agrees to provide documentation of any such expenses promptly after such expenses are incurred.

II.           QUALIFYING TERMINATION.

Employee will have incurred a Qualifying Termination for purposes of this Agreement if either of the following events occurs during the term of Employee’s employment.

A.           Termination by Employer.  Termination of Employee’s employment by Employer other than for “Good Cause” or “Disability” (as each such term is defined in Section IV, below); or

B.           Termination by Employee.  Employee’s termination of employment with
Employer for “Good Reason” (as such term is defined in Section IV below).

III.           EFFECT OF NON-QUALIFYING TERMINATION.

If Employee’s employment with Employer terminates for any reason other than a Qualifying Termination, Employer shall pay Employee the full amount of any earned but unpaid salary through the date of such termination, plus payment for all unused vacation time (calculated on the basis of Employee’s salary at the rate then in effect) that Employee has earned as of the date of such termination, with such amount to be paid to Employee upon or promptly following (but in all events within 30 days after) the date of such termination.  Payment for any unreimbursed expenses shall be made in accordance with the Employer’s normal practice.  Employee agrees to provide documentation of any such expenses promptly after such expenses are incurred.  As of the date of such termination, Employee shall immediately relinquish the right to any additional payments of benefits from Employer under this Agreement or otherwise (other than as set forth in the Stock Plan and the 401(k) Plan).  Employee’s right to participate in any retirement or benefit plans and perquisites shall cease as of the date of termination, except as provided in Section V(C).

IV.           DEFINITIONS.

The following capitalized terms shall have the meanings specified below:

A.           “Good Cause” shall mean any one of the following:

(1)           Any criminal conviction of the Employee under the laws of the United States or any state or other political subdivision thereof which, in the good faith determination of the Chief Executive Officer (“CEO”) of Sun, or the CEO’s designee, renders Employee unsuitable as an employee or officer of Employer;

(2)           Employee’s continued failure to substantially perform the duties reasonably requested by the CEO, or the CEO’s designee, and commensurate with Employee’s position and within Employee’s control as President of Employer (other than any such failure resulting from Employee’s incapacity due to Employee’s Disability) after a written demand for substantial performance is delivered to Employee by the CEO, or the CEO’s designee, which demand specifically identifies the manner in which the CEO or such designee believes that Employee has not substantially performed Employee’s duties, and which performance is not substantially corrected by Employee within ten (10) days of receipt of such demand; or

(3)           Any material workplace misconduct or willful failure to comply with Employer’s general policies and procedures as they may exist from time to time by Employee which, in the good faith determination of the CEO, or the CEO’s designee, renders Employee unsuitable as an employee or officer of Employer.

B.           “Disability” means Employee’s inability to engage in substantial gainful activity by reason of any medically determinable mental or physical impairment which can be expected to result in death or which has lasted or can be expected to last for a period of
120 substantially consecutive calendar days.

C.           “Good Reason” means a resignation of Employee’s employment with Sun as a result of and within 60 days after the occurrence of any of the following without Employee’s written consent:

(1)           a meaningful and detrimental reduction in Employee’s authority, duties or responsibilities, or a meaningful and detrimental change in Employee’s reporting responsibilities, as in effect immediately prior to Employee’s termination of employment;

(2)           a material reduction in Employee’s annual base salary as in effect immediately prior to the Employee’s delivery of notice to Employer stating the basis of Employee’s allegation that “Good Reason” exists (the “Good Reason Notice”), a material reduction in Employee’s target annual bonus (expressed as a percentage of base salary) as in effect immediately prior to the circumstances described in the Good Reason Notice, or a material failure to provide Employee with any other form of compensation or material employment benefit being provided to Employee immediately prior to the circumstances described in the Good Reason Notice (excluding however, any reduction in the amount of any annual bonus or the granting or withholding of incentive compensation (including without limitation options or restricted stock units) but including a material reduction to the target amount of the bonus as stated above); or

(3)           following Employee’s relocation to California, a relocation of Employee’s principal place of employment by more than fifty (50) miles (or the requirement that Employee be based at a different location), provided that such relocation results in a longer commute (measured by actual mileage) for Employee from his primary residence to such new location.

Notwithstanding the foregoing, for any of the foregoing circumstances to constitute “Good Reason” hereunder, (A) Employee must deliver the Good Reason Notice to Employer within 30 days of the date on which the circumstances creating “Good Reason” have first occurred, (B) such circumstances are not corrected by Employer in a manner that is reasonably satisfactory to Employee (including full retroactive correction with respect to any monetary matter) within 30 days of Employer’s receipt of the Good Reason Notice from Employee and (C) Employee thereafter resigns his employment within the 60 day time period described above.

V.           MISCELLANEOUS.

A.           Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California applicable to contracts entered into and performed in such State.

B.           Dispute Resolution; Jurisdiction.  Any dispute or controversy arising in connection with this Agreement shall be settled exclusively in arbitration conducted in Orange County, California in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator's award in any court having jurisdiction. Punitive damages shall not be awarded.

C.           COBRA.  Following termination of participation by Employee and his eligible dependents in Employer’s group medical insurance plans, Employee and his eligible dependents may elect to continue coverage under COBRA of any health, dental and vision plans in effect at the time.

D.           Legal Fees and Expenses.  Employer shall pay or reimburse Employee on an after-tax basis for all costs and expenses (including, without limitation, court costs and reasonable legal fees and expenses which reflect common practice with respect to the matters involved) incurred by Employee as a result of any claim, action or proceeding (a) contesting, disputing, or enforcing any right, benefits, or obligations under this Agreement, or (b) arising out of or challenging the validity, advisability, or enforceability of this Agreement or any provision thereof; provided, however, that this provision shall not apply if the arbitrator(s) rule in Employer’s favor with respect to Employee’s claim or position.

E.           Successors; Binding Agreement.  This Agreement shall be binding upon and inure to the benefit of Employee (and Employee’s personal representatives and heirs), Employer, Sun, and any affiliated parent or subsidiary entities, and any organization that succeeds to substantially all of the business or assets of the foregoing, or any portion thereof.  For the avoidance of any doubt as to such matters, there shall be no termination of Employee’s employment for purposes of this Agreement if Employee shall continue to be employed or engaged by any person or entity that purchases or otherwise succeeds to the assets of Employer, or an affiliated parent or subsidiary (or any portion thereof).

This Agreement shall inure to the benefit of and be enforceable by the Employer’s successors and assigns and by Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.  If Employee should die while any amount would still be payable to Employee hereunder if Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee, or other designee or, if there is no such designee, to Employee’s estate.

F.           Effectiveness and Term.  On execution by Employer and Employee, this Agreement shall be effective and shall continue so long as Employee remains employed by Employer or its successor, or the parties supersede or terminate the Agreement in writing.

G.           Prior Severance Benefits Agreement.  This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and any prior agreement, arrangement or understanding between Employer and Employee, relating to or in connection with the possible payment of severance to Employee upon termination of his employment, is hereby terminated and superseded in its entirety by this Agreement.

H.           Notices.  For purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Employer:

SunBridge Healthcare, LLC Attention: General Counsel
18831 Von Karman Avenue, Suite 400
Irvine, California 92612

If to Employee:

At the address last shown on the records of Employer.

I.           Amendments, Waivers, Etc.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not expressly set forth in this Agreement.

J.           Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

K.           Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

L.           Source of Payments.  Except as expressly provided herein, all payments provided under this Agreement shall be paid in cash from the general funds of Employer and no special or separate fund shall be established, and no other segregation of assets made, to assure payment.  Employee will have no right, title, or interest whatsoever in or to any investments that Employer, Sun or any affiliated parent or subsidiary may make to aid in meeting its obligations hereunder.  To the extent that any person acquires a right to receive payment from Employer pursuant to this Agreement, such right shall be not greater than the right of an unsecured creditor whose claim arose on the date such right to receive payment arose.

M.           Headings.  The headings contained in this Agreement are intended solely for convenience of reference and shall not affect the rights of the parties to this Agreement.

N.           Section 409A.

(1)           If Employee is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of Employee’s separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder) and any payment or benefit provided in Section I hereof constitutes a “deferral of compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), Employee shall not be entitled to any such payment or benefit until the earlier of: (i) the date which is six (6) months after his separation from service for any reason other than death, or (ii) the date of his death.  The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code.  Any amounts otherwise payable to Employee upon or in the six (6) month period following his separation from service that are not so paid by reason of this Section V(N)(1) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after Employee’s separation from service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of his death).

(2)           To the extent that any reimbursements pursuant to Sections I(B) or V(D), are taxable to Employee, any reimbursement payment due to Employee pursuant to such provision shall be paid to Employee on or before the last day of Employee’s taxable year following the taxable year in which the related expense was incurred.  The benefits and reimbursements pursuant to Sections I(B) and V(D) are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that Employee receives in one taxable year shall not affect the amount of such benefits and reimbursements that Employee receives in any other taxable year.

(3)           It is intended that any amounts payable under this Agreement and Employer’s, Sun’s and Employee’s exercise of authority or discretion hereunder shall comply with and avoid the imputation of any tax, penalty or interest under Section 409A of the Code.  This Agreement shall be construed and interpreted consistent with that intent.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

“Employer”

SUNBRIDGE HEALTHCARE, LLC

By:	/s/ Michael Newman
Michael Newman
Vice President

“Employee”

  /s/ Logan Sexton
LOGAN SEXTON